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EXHIBIT 12

HILTON HOTELS CORPORATION AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges
(dollars in millions)(unaudited)

	Years Ended December 31,
	1996	1997	1998	1999	2000
Income from continuing operations before income taxes and minority interest (1)	$179	$309	$332	$311	$461
Add:
Interest expense (1)	59	99	142	237	462
Distributions from less than 50% owned companies	14	5	3	7	15
Interest component of rent expense (1)(2)	2	4	4	4	41

Earnings available for fixed charges	$254	$417	$481	$559	$979

Fixed charges:
Interest expense (1)	$59	$99	$142	$237	$462
Capitalized interest	—	2	4	7	9
Interest component of rent expense (1)(2)	2	4	4	4	41

Total fixed charges	$61	$105	$150	$248	$512

Ratio of earnings to fixed charges	4.2x	4.0x	3.2x	2.3x	1.9x

(1)
Includes 50% owned companies.

(2)
Assumed interest component to be one-third of rent expense.

HILTON HOTELS CORPORATION AND SUBSIDIARIES

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(dollars in millions)(unaudited)

	Years Ended December 31,
	1996	1997	1998	1999	2000
Income from continuing operations before income taxes and minority interest (1)	$179	$309	$332	$311	$461
Add:
Interest expense (1)	59	99	142	237	462
Distributions from less than 50% owned companies	14	5	3	7	15
Interest component of rent expense (1)(2)	2	4	4	4	41

Earnings available for fixed charges and preferred stock dividends	$254	$417	$481	$559	$979

Fixed charges and preferred stock dividends:
Interest expense (1)	$59	$99	$142	$237	$462
Capitalized interest	—	2	4	7	9
Interest component of rent expense (1)(2)	2	4	4	4	41
Preferred stock dividends	1	22	17	—	—

Total fixed charges and preferred stock dividends	$62	$127	$167	$248	$512

Ratio of earnings to combined fixed charges and preferred stock dividends	4.1x	3.3x	2.9x	2.3x	1.9x

(1)
Includes 50% owned companies.

(2)
Assumed interest component to be one-third of rent expense.

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EXHIBIT 12
Computation of Ratio of Earnings to Fixed Charges (dollars in millions)(unaudited)
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (dollars in millions)(unaudited)